Exhibit (a)(5)(lxxxi)

On January 21, 2011, Air Products and Chemicals, Inc., held a public teleconference to review its fiscal 2011 first quarter financial results.  Below is a transcript of the portions of the teleconference related to Air Products’ tender offer for all of the outstanding shares of common stock of Airgas, Inc.  The teleconference was posted for replay on January 21, 2011.

AIR PRODUCTS & CHEMICALS, INC
Moderator: Simon Moore
01-21-11/9:00 am CT
Confirmation # 4791604

AIR PRODUCTS & CHEMICALS, INC

Moderator: Simon Moore
January 21, 2011
9:00 am CT

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Now let me give everyone a brief update on our air gas offer.

On December 9, we announced our best and final offer of $70 per share. As we stated in that announcement it is time to bring this matter to a conclusion.

We are disappointed that the Air Gas Board continues to ignore the will of its shareholders. Air Gas shareholders deserve the opportunity to decide for themselves whether they want to accept our $70 per share in cash offer.

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